Exhibit 99.1

News Release
Republic First Bancorp, Inc.
October 25, 2018

REPUBLIC FIRST BANCORP, INC. REPORTS THIRD QUARTER FINANCIAL RESULTS
DEPOSITS GROW 27% AND LOANS GROW 26%

Philadelphia, PA, October 25, 2018 (GlobeNewswire) – Republic First Bancorp, Inc. (NASDAQ: FRBK), the holding company for Republic Bank, today announced its financial results for the period ended September 30, 2018.

Q3-2018 Highlights

•	Total deposits increased by $515 million, or 27%, to $2.4 billion as of September 30, 2018 compared to $1.9 billion as of September 30, 2017.

•
New stores opened since the beginning of the "Power of Red is Back" expansion campaign are currently growing deposits at an average rate of $29 million per year, while the average deposit growth for all stores over the last twelve months was approximately $22 million per store.

•	Total loans grew $283 million, or 26%, to $1.4 billion as of September 30, 2018 compared to $1.1 billion at September 30, 2017.

•
Total revenue grew by 24% during the nine month period ended September 30, 2018 while non-interest expense increased by 15% when compared to the first nine months of 2017. We continue to open new stores and increase profitability despite the additional costs associated with the expansion strategy.

•	Income before tax increased by 30% to $8.0 million for the nine months ended September 30, 2018 compared to $6.1 million for the nine months ended September 30, 2017.

"The Power of Red is Back" expansion strategy continues to build momentum. As recently announced, Republic Bank is moving forward with plans to expand into New York City. Sites for several new stores have been identified in Manhattan with two to four stores projected to open during 2019.

Vernon W. Hill, II, Chairman of Republic First Bancorp said:

"Since the launch of the 'Power of Red is Back' growth campaign in 2014 we've opened thirteen new store locations using our distinctive glass prototype building and total assets have nearly tripled in size. Deposits have grown at an average annual rate of 25% and loans have grown at an average rate of 17% during this time. We have also demonstrated the ability to steadily improve profitability despite the significant investments being made to execute the growth plan. It is our goal to deliver the best banking experience through every channel…..in-store, online, and mobile options…..turning Customers into FANS. Our results to this point have demonstrated the success we are capable of achieving."

Harry D. Madonna, President and Chief Executive Officer of Republic First Bancorp added:

"During the third quarter we opened our newest store in Gloucester Township, NJ which is off to a tremendous start. We also have four additional stores now under construction in Evesboro, Lumberton and Somers Point, NJ and Feasterville, PA. These sites combined with the planned expansion into New York City beginning in 2019 put us in a perfect position to capitalize on opportunities that arise as our competition continues to alienate customers with declining levels of service, higher fees and fewer locations."

A summary of the financial results for the period ended September 30, 2018 can be found in the following table:

	Nine Months Ended
($ in millions, except per share data)	09/30/18	09/30/17	% Change

Assets	$2,657.2	$2,141.6	24%
Loans	1,378.8	1,095.4	26%
Deposits	2,400.4	1,885.4	27%
Total Revenue	$82.2	$66.5	24%
Income Before Tax	8.0	6.1	30%
Net Income *	6.5	6.2	5%
Net Income per Share	$0.11	$0.11	-%

* Note:
Net income for the period ended 9/30/18 reflects an increased provision for federal and state income taxes which did not have the same impact on 2017 results due to an adjustment to the DTA valuation allowance recorded by the Company.

Financial Highlights for the Period Ended September 30, 2018

•	Total assets increased by $516 million, or 24%, to $2.7 billion as of September 30, 2018 compared to $2.1 billion as of September 30, 2017.

•
Demand deposits represent the fastest growing segment of the Company's deposit base. These deposits grew by $423 million to $1.6 billion over the last 12 months which includes growth of 28% in non-interest bearing demand deposit balances.

•	Net income before tax grew by 30% to $8.0 million for the nine months ended September 30, 2018 compared to $6.1 million for the nine months ended September 30, 2017.

•
We have twenty-three convenient store locations open today. During the third quarter of 2018 we opened a new store in Gloucester Township, NJ. Construction is underway on sites in Evesboro, Lumberton, and Somers Point, NJ and Feasterville, PA. There are also multiple sites in various stages of development for future store locations.

•	Expansion into New York City is expected to begin during 2019. The Company is planning to open two to four new stores in Manhattan in the coming year.

•	Asset quality continues to improve. The ratio of non-performing assets to total assets declined to 0.76% as of September 30, 2018 compared to 1.07% as of September 30, 2017.

•
The Company converted $10.6 million of outstanding trust preferred securities to 1.6 million shares of common stock during the first quarter of 2018. This conversion will result in a reduction of interest expense of approximately $0.9 million on an annual basis going forward.

•
The Company's residential mortgage division, Oak Mortgage, is serving the home financing needs of customers throughout its footprint. Oak has originated more than $280 million in loans during the nine month period ended September 30, 2018.

•
Meeting the needs of small business customers continued to be an important part of the Company's lending strategy.  More than $15 million in new SBA loans were originated during the three month period ended September 30, 2018. Republic Bank is currently ranked as the #2 SBA lender in New Jersey based on the dollar volume of loan originations.

•	The Company's Total Risk-Based Capital ratio was 15.39% and Tier I Leverage Ratio was 9.75% at September 30, 2018.

•	Book value per common share increased to $4.01 as of September 30, 2018 compared to $3.95 as of September 30, 2017.

Income Statement

The major components of the income statement are as follows (dollars in thousands, except per share data):

Three Months Ended	Nine Months Ended
09/30/18	09/30/17	% Change	09/30/18	09/30/17	% Change
Total Revenue	$28,689	$23,700	21%	$82,215	$66,525	24%
Provision for Loan Losses	500	-	100%	1,700	500	240%
Non-interest Expense	20,833	19,165	9%	61,664	53,654	15%
Income Before Taxes	2,944	2,325	27%	7,994	6,129	30%
Provision (Benefit) for Taxes	622	4	n/	m	1,524	(38)	n/	m
Net Income	2,322	2,321	-%	6,470	6,167	5%
Net Income per Share	$0.04	$0.04	-%	$0.11	$0.11	-%

The Company reported net income of $2.3 million, or $0.04 per share, for both three month periods ended September 30, 2018 and September 30, 2017.  Net income for the nine month period ended September 30, 2018 was $6.5 million, or $0.11 per share, compared to net income of $6.2 million, or $0.11 per share, for the nine months ended September 30, 2017.

During 2017, the Company recorded a minimal provision for federal and state income taxes due to the deferred tax asset valuation allowance recorded on the balance sheet. Income Before Taxes grew 27% to $2.9 million during the third quarter of 2018 and grew 30% to $8.0 million on a year to date basis in 2018. The significant improvement in pre-tax profitability has been achieved despite the ongoing investments and expenditures required for the growth and expansion strategy.

Total revenue increased by $5.0 million, or 21%, to $28.7 million for the three month period ended September 30, 2018, compared to $23.7 million for the three month period ended September 30, 2017.  Total revenue for the nine month period ended September 30, 2018 increased by $15.7 million, or 24%, to $82.2 million. The increase in revenue is primarily attributable to higher interest income as a result of the strong growth in interest-earning assets over the last twelve months driven by the Company's "Power of Red is Back" expansion program.

The increase in total revenue for both the three month period (21%) and nine month period (24%) ended September 30, 2018 exceeded the growth in non-interest expense for the three month period (9%) and the nine month period (15%) ended September 30, 2018 which demonstrates the effect that our growth strategy will have on the profitability of the Bank.

Non-interest expenses increased by 9%, to $20.8 million during the quarter ended September 30, 2018 compared to $19.2 million during the quarter ended September 30, 2017. Non-interest expenses increased by 15%, to $61.7 million during the nine month period ended September 30, 2018 compared to $53.7 million during the nine months ended September 30, 2017. The growth in expenses were mainly caused by an increase in salaries and employee benefits driven by annual merit increases along with increased staffing levels related to our growth and expansion strategy. Occupancy and equipment expenses associated with the growth strategy also contributed to the increase in non-interest expenses.

The provision for income taxes was $622 thousand for the three month period ended September 30, 2018 compared to a provision for income taxes in the amount of $4 thousand for the three month period ended September 30, 2017. The Company began recognizing an increased provision for federal and state income taxes during 2018 after reversing its deferred tax asset valuation allowance during the fourth quarter of 2017.

Balance Sheet

The major components of the balance sheet are as follows (dollars in thousands):

Description	09/30/18	09/30/17	% Change	06/30/18	% Change

Total assets	$2,657,206	$2,141,563	24%	$2,552,920	4%
Total loans (net)	1,370,704	1,087,147	26%	1,310,012	5%
Total deposits	2,400,358	1,885,405	27%	2,134,141	12%

Total assets increased by $515.6 million, or 24%, as of September 30, 2018 when compared to September 30, 2017.  Deposits grew by $515.0 million to $2.4 billion as of September 30, 2018 compared to $1.9 billion as of September 30, 2017. The number of deposit accounts has grown by 32% during the past twelve months. The strong growth in assets, loans and deposits has been driven by the addition of new stores and the successful execution of the Company's aggressive growth strategy referred to as "The Power of Red is Back."

Deposits

Deposits by type of account are as follows (dollars in thousands):

Description	09/30/18	09/30/17	% Change	06/30/18	% Change	3rd Qtr 2018 Cost of Funds

Demand noninterest-bearing	$509,188	$398,794	28%	$526,650	(3%)	0.00%
Demand interest-bearing	1,058,670	745,878	42%	785,513	35%	0.90%
Money market and savings	703,358	619,265	14%	698,182	1%	0.74%
Certificates of deposit	129,142	121,468	6%	123,796	4%	1.21%
Total deposits	$2,400,358	$1,885,405	27%	$2,134,141	12%	0.66%

Deposits increased to $2.4 billion at September 30, 2018 compared to $1.9 billion at September 30, 2017 as the Company moves forward with its growth strategy to increase the number of stores and expand its banking model which focuses on high levels of customer service and convenience and drives the gathering of low-cost, core deposits. The Company recognized strongest growth in demand deposit balances, including an increase in non-interest bearing demand deposits of 28%, year over year as a result of the successful execution of its strategy.

Lending

Loans by type are as follows (dollars in thousands):

Description	09/30/18	% of Total	09/30/17	% of Total	06/30/18	% of Total

Commercial real estate	$495,529	36%	$415,532	38%	$489,574	37%
Construction and land development	125,512	9%	93,657	8%	120,165	9%
Commercial and industrial	195,493	14%	163,085	15%	188,254	14%
Owner occupied real estate	358,956	26%	297,880	27%	335,871	26%
Consumer and other	86,922	6%	71,867	7%	83,606	6%
Residential mortgage	116,376	9%	53,384	5%	100,108	8%
Gross loans	$1,378,788	100%	$1,095,405	100%	$1,317,578	100%

Gross loans increased by $283 million, or 26%, to $1.4 billion at September 30, 2018 compared to $1.1 billion at September 30, 2017 as a result of the steady flow in quality loan demand over the last twelve months and continued success with the relationship banking model. The Company experienced strong growth across all loan categories.

Asset Quality

The Company's asset quality ratios are highlighted below:

	Three Months Ended
	09/30/18	06/30/18	09/30/17

Non-performing assets / capital and reserves	8%	9%	10%
Non-performing assets / total assets	0.76%	0.81%	1.07%
Quarterly net loan charge-offs / average loans	(0.01%)	(0.04%)	0.43%
Allowance for loan losses / gross loans	0.59%	0.57%	0.75%
Allowance for loan losses / non-performing loans	60%	54%	60%

The percentage of non-performing assets to total assets decreased to 0.76% at September 30, 2018, compared to 1.07% at September 30, 2017.  The ratio of non-performing assets to capital and reserves decreased to 8% at September 30, 2018 compared to 10% at September 30, 2017 primarily as a result of decreases in non-performing assets over the last 12 months.

Capital

The Company's capital ratios at September 30, 2018 were as follows:

	Actual 09/30/18 Bancorp	Actual 09/30/18 Bank	Regulatory Guidelines "Well Capitalized"

Leverage Ratio	9.75%	8.47%	5.00%
Common Equity Ratio	14.26%	12.96%	6.50%
Tier 1 Risk Based Capital	14.91%	12.96%	8.00%
Total Risk Based Capital	15.39%	13.44%	10.00%
Tangible Common Equity	8.71%	7.74%	n/a

Total shareholders' equity increased to $236 million at September 30, 2018 compared to $225 million at September 30, 2017. Book value per common share increased to $4.01 at September 30, 2018 compared to $3.95 per share at September 30, 2017.

Analyst and Investor Call

An analyst and investor call will be held on the following date and time:

Date:	October 25, 2018
Time:	10:00am (EDT)
From the U.S. dial:	(800) 697-5978
Participant Pin:	8722 756#

An operator will assist you in joining the call.

About Republic Bank

Republic Bank, a subsidiary of Republic First Bancorp, Inc., is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its twenty-three stores located in the Greater Philadelphia and Southern New Jersey market place.  Republic Bank stores are open 7 days a week, 361 days a year, with extended lobby and drive-thru hours providing customers with the most convenient hours compared to any bank in its market.  The Bank offers free checking, free coin counting, ATM/Debit cards issued on the spot and access to more than 55,000 surcharge free ATMs worldwide via the Allpoint Network. The Bank also offers a wide range of residential mortgage products through its mortgage division which does business under the name of Oak Mortgage Company. For more information about Republic Bank, visit www.myrepublicbank.com.

Forward Looking Statements

The Company may from time to time make written or oral "forward-looking statements", including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements.  For example, risks and uncertainties can arise with changes in: general economic conditions, including turmoil in the financial markets and related efforts of government agencies to stabilize the financial system; the adequacy of our allowance for loan losses and our methodology for determining such allowance; adverse changes in our loan portfolio and credit risk-related losses and expenses; concentrations within our loan portfolio, including our exposure to commercial real estate loans, and to our primary service area; changes in interest rates; business conditions in the financial services industry, including competitive pressure among financial services companies, new service and product offerings by competitors, price pressures and similar items; deposit flows; loan demand; the regulatory environment, including evolving banking industry standards, changes in legislation or regulation; impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; our securities portfolio and the valuation of our securities; accounting principles, policies and guidelines as well as estimates and assumptions used in the preparation of our financial statements; rapidly changing technology; litigation liabilities, including costs, expenses, settlements and judgments; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.  You should carefully review the risk factors described in the Form 10-K for the year ended December 31, 2017 and other documents the Company files from time to time with the Securities and Exchange Commission. The words "would be," "could be," "should be," "probability," "risk," "target," "objective," "may," "will," "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect" and similar expressions or variations on such expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Source:	Republic First Bancorp, Inc.

Contact:	Frank A. Cavallaro, CFO
(215) 735-4422

Republic First Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

	September 30,	June 30,	September 30,
(dollars in thousands, except per share amounts)	2018	2018	2017

ASSETS
Cash and due from banks	$37,303	$29,363	$27,181
Interest-bearing deposits and federal funds sold	108,996	29,991	71,601
Total cash and cash equivalents	146,299	59,354	98,782

Securities - Available for sale	487,524	502,021	377,757
Securities - Held to maturity	485,291	503,742	416,987
Restricted stock	1,916	8,379	1,678
Total investment securities	974,731	1,014,142	796,422

Loans held for sale	32,839	39,301	41,711

Loans receivable	1,378,788	1,317,578	1,095,405
Allowance for loan losses	(8,084)	(7,566)	(8,258)
Net loans	1,370,704	1,310,012	1,087,147

Premises and equipment	81,912	80,069	71,715
Other real estate owned	6,768	6,559	9,169
Other assets	43,953	43,483	36,617

Total Assets	$2,657,206	$2,552,920	$2,141,563

LIABILITIES
Non-interest bearing deposits	$509,188	$526,650	$398,794
Interest bearing deposits	1,891,170	1,607,491	1,486,611
Total deposits	2,400,358	2,134,141	1,885,405

Short-term borrowings	-	161,669	-
Subordinated debt	11,257	11,256	21,663
Other liabilities	9,767	10,520	9,293

Total Liabilities	2,421,382	2,317,586	1,916,361

SHAREHOLDERS' EQUITY
Common stock - $0.01 par value	593	593	575
Additional paid-in capital	268,613	267,974	255,752
Accumulated deficit	(10,873)	(13,195)	(21,721)
Treasury stock at cost	(3,725)	(3,725)	(3,725)
Stock held by deferred compensation plan	(183)	(183)	(183)
Accumulated other comprehensive loss	(18,601)	(16,130)	(5,496)

Total Shareholders' Equity	235,824	235,334	225,202

Total Liabilities and Shareholders' Equity	$2,657,206	$2,552,920	$2,141,563

Republic First Bancorp, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(in thousands, except per share amounts)	2018	2018	2017	2018	2017

INTEREST INCOME
Interest and fees on loans	$16,764	$15,457	$12,989	$46,490	$36,518
Interest and dividends on investment securities	6,641	6,804	4,752	19,903	14,610
Interest on other interest earning assets	153	63	181	388	312
Total interest income	23,558	22,324	17,922	66,781	51,440

INTEREST EXPENSE
Interest on deposits	3,642	3,089	1,872	9,329	5,196
Interest on borrowed funds	770	573	338	1,528	1,046
Total interest expense	4,412	3,662	2,210	10,857	6,242

Net interest income	19,146	18,662	15,712	55,924	45,198
Provision for loan losses	500	800	-	1,700	500

Net interest income after provision for loan losses	18,646	17,862	15,712	54,224	44,698

NON-INTEREST INCOME
Service fees on deposit accounts	1,386	1,326	1,067	3,887	2,820
Mortgage banking income	2,580	3,182	3,159	7,948	8,551
Gain on sale of SBA loans	816	846	831	2,654	2,315
Gain (loss) on sale of investment securities	-	(1)	-	(1)	(61)
Other non-interest income	349	415	721	946	1,460
Total non-interest income	5,131	5,768	5,778	15,434	15,085

NON-INTEREST EXPENSE
Salaries and employee benefits	11,203	10,883	9,829	32,731	27,800
Occupancy and equipment	3,260	3,353	3,064	10,083	8,827
Legal and professional fees	773	859	610	2,391	1,924
Foreclosed real estate	378	192	746	881	1,704
Regulatory assessments and related fees	396	395	355	1,258	1,008
Other operating expenses	4,823	5,047	4,561	14,320	12,391
Total non-interest expense	20,833	20,729	19,165	61,664	53,654

Income before provision (benefit) for income taxes	2,944	2,901	2,325	7,994	6,129

Provision (benefit) for income taxes	622	530	4	1,524	(38)

Net income	$2,322	$2,371	$2,321	$6,470	$6,167

Net Income per Common Share
Basic	$0.04	$0.04	$0.04	$0.11	$0.11
Diluted	$0.04	$0.04	$0.04	$0.11	$0.11

Average Common Shares Outstanding
Basic	58,774	58,746	56,974	58,213	56,915
Diluted	59,774	59,911	58,314	59,338	58,213

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

(dollars in thousands)	For the three months ended			For the three months ended			For the three months ended
	September 30, 2018			June 30, 2018			September 30, 2017

		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other
interest-earning assets	$29,163	$153	2.08%	$13,412	$63	1.88%	$56,316	$181	1.28%
Securities	1,018,910	6,676	2.62%	1,048,291	6,838	2.61%	765,678	4,805	2.51%
Loans receivable	1,390,894	16,873	4.81%	1,304,244	15,557	4.78%	1,115,920	13,136	4.67%
Total interest-earning assets	2,438,967	23,702	3.86%	2,365,947	22,458	3.81%	1,937,914	18,122	3.71%

Other assets	135,139			129,077			122,513

Total assets	$2,574,106			$2,495,024			$2,060,427

Interest-bearing liabilities:

Demand non interest-bearing	$513,292			$481,548			$381,380
Demand interest-bearing	861,607	1,948	0.90%	844,405	1,549	0.74%	692,423	772	0.44%
Money market & savings	699,081	1,308	0.74%	699,136	1,174	0.67%	613,506	788	0.51%
Time deposits	126,378	386	1.21%	125,607	366	1.17%	109,878	312	1.13%
Total deposits	2,200,358	3,642	0.66%	2,150,696	3,089	0.58%	1,797,187	1,872	0.41%

Total interest-bearing deposits	1,687,066	3,642	0.86%	1,669,148	3,089	0.74%	1,415,807	1,872	0.52%

Other borrowings	127,150	770	2.40%	101,829	573	2.26%	30,220	338	4.44%

Total interest-bearing liabilities	1,814,216	4,412	0.96%	1,770,977	3,662	0.83%	1,446,027	2,210	0.61%
Total deposits and
other borrowings	2,327,508	4,412	0.75%	2,252,525	3,662	0.65%	1,827,407	2,210	0.48%

Non interest-bearing liabilities	10,363			8,952			9,179
Shareholders' equity	236,235			233,547			223,841
Total liabilities and
shareholders' equity	$2,574,106			$2,495,024			$2,060,427

Net interest income		$19,290			$18,796			$15,912
Net interest spread			2.90%			2.98%			3.10%

Net interest margin			3.14%			3.19%			3.26%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the nine months ended			For the nine months ended
(dollars in thousands)	September 30, 2018			September 30, 2017

		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other
interest-earning assets	$27,625	$388	1.88%	$36,431	$312	1.15%
Securities	1,027,614	20,001	2.60%	785,121	14,850	2.52%
Loans receivable	1,310,750	46,795	4.77%	1,063,581	36,944	4.64%
Total interest-earning assets	2,365,989	67,184	3.80%	1,885,133	52,106	3.70%

Other assets	130,344			112,018

Total assets	$2,496,333			$1,997,151

Interest-bearing liabilities:

Demand non interest-bearing	$475,659			$355,432
Demand interest-bearing	866,397	4,754	0.73%	657,722	2,075	0.42%
Money market & savings	695,386	3,454	0.66%	607,822	2,218	0.49%
Time deposits	127,281	1,121	1.18%	107,881	903	1.12%
Total deposits	2,164,723	9,329	0.58%	1,728,857	5,196	0.40%

Total interest-bearing deposits	1,689,064	9,329	0.74%	1,373,425	5,196	0.51%

Other borrowings	90,160	1,528	2.27%	39,408	1,046	3.55%

Total interest-bearing liabilities	1,779,224	10,857	0.82%	1,412,833	6,242	0.59%
Total deposits and
other borrowings	2,254,883	10,857	0.64%	1,768,265	6,242	0.47%

Non interest-bearing liabilities	9,534			8,628
Shareholders' equity	231,916			220,258
Total liabilities and
shareholders' equity	$2,496,333			$1,997,151

Net interest income		$56,327			$45,864
Net interest spread			2.98%			3.11%

Net interest margin			3.18%			3.25%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Summary of Allowance for Loan Losses and Other Related Data
(unaudited)

	Three months ended			Year ended	Nine months ended
	September 30,	June 30,	September 30,	Dec 31	September 30,	September 30,
(dollars in thousands)	2018	2018	2017	2017	2018	2017

Balance at beginning of period	$7,566	$6,650	$9,454	$9,155	$8,599	$9,155

Provision charged to operating expense	500	800	-	900	1,700	500
	8,066	7,450	9,454	10,055	10,299	9,655

Recoveries on loans charged-off:
Commercial	18	129	52	119	147	118
Consumer	1	1	-	1	2	1
Total recoveries	19	130	52	120	149	119

Loans charged-off:
Commercial	-	-	(1,243)	(1,523)	(2,151)	(1,504)
Consumer	(1)	(14)	(5)	(53)	(213)	(12)

Total charged-off	(1)	(14)	(1,248)	(1,576)	(2,364)	(1,516)

Net charge-offs	18	116	(1,196)	(1,456)	(2,215)	(1,397)

Balance at end of period	$8,084	$7,566	$8,258	$8,599	$8,084	$8,258

Net charge-offs as a percentage of
average loans outstanding	(0.01%)	(0.04%)	0.43%	0.13%	0.23%	0.18%

Allowance for loan losses as a percentage
of period-end loans	0.59%	0.57%	0.75%	0.74%	0.59%	0.75%

Republic First Bancorp, Inc.
Summary of Non-Performing Loans and Assets
(unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2018	2018	2018	2017	2017

Non-accrual loans:
Commercial real estate	$12,661	$13,297	$13,322	$13,973	$10,140
Consumer and other	818	809	810	872	880
Total non-accrual loans	13,479	14,106	14,132	14,845	11,020

Loans past due 90 days or more
and still accruing	-	-	-	-	2,730

Total non-performing loans	13,479	14,106	14,132	14,845	13,750

Other real estate owned	6,768	6,559	6,966	6,966	9,169

Total non-performing assets	$20,247	$20,665	$21,098	$21,811	$22,919

Non-performing loans to total loans	0.98%	1.07%	1.13%	1.28%	1.26%

Non-performing assets to total assets	0.76%	0.81%	0.85%	0.94%	1.07%

Non-performing loan coverage	59.97%	53.64%	47.06%	57.93%	60.06%

Allowance for loan losses as a percentage
of total period-end loans	0.59%	0.57%	0.53%	0.74%	0.75%

Non-performing assets / capital plus
allowance for loan losses	8.30%	8.51%	8.76%	9.28%	9.82%